Exhibit 99.1

Calumet Announces Close of Renewable Hydrogen Project Financing

INDIANAPOLIS - (PR NEWSWIRE) — January 4, 2022 — Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT, “Calumet”) announced today that Montana Renewables LLC (“MRL”) has closed the previously announced $50 million of project financing from Stonebriar Commercial Finance LLC (“Stonebriar”) related to construction of the renewable hydrogen plant for Calumet’s renewable diesel business in Great Falls, Montana. Once complete, the renewable hydrogen plant will allow increased production of renewable diesel and further reduce the carbon intensity of products from MRL. The renewable hydrogen plant has an expected operational startup in the fourth quarter of 2022.
For more information, Calumet has provided an updated investor deck which can be found in the “Events and Presentations” section of the Investor Relations page of the Company's website at www.calumetspecialty.com.

About Calumet Specialty Products Partners, L.P.
Calumet manufactures, formulates, and markets a diversified slate of specialty branded products to customers in various consumer-facing and industrial markets. Calumet is headquartered in Indianapolis, IN and operates twelve facilities throughout North America. More information can be found at www.calumetspecialty.com.
Contacts:
Brad McMurray, Director Investor Relations: 317-957-5378
Media Oakes, Director Corporate Communications: 317-957-5319